Exhibit 99.1

Zayo Group Announces Change in Sales Leadership

Today, Zayo Group Holdings, Inc. (NYSE: ZAYO) announced that Edward (Ed) Morche resigned from the company to rejoin Level 3 Communications, ending his tenure at Zayo after approximately one month.

During Morche’s short tenure at Zayo, the feedback he provided to Zayo’s executives, investors and board was positive about Zayo’s culture, its strategic direction and tactical execution, its sales momentum and the strength of its relationships with its customers. Morche cited an enhanced compensation package and expanded scope of responsibility as the sole reasons for his departure.

Zayo’s net bookings for the Mar17q were $6.9M (excluding Allstream), which reflected a strong recovery from the Dec16q. In Zayo’s May 9, 2017 earnings call, Zayo expressed confidence that this positive Net Bookings momentum would continue. Zayo re-affirms this expectation.

“Ed’s positive feedback on our sales situation matches my assessment,” said Andrew Crouch, president and COO at Zayo. “Unlike what is often the norm in telecom, Zayo’s major customers are pleased with the solutions provided by Zayo and the overall customer experience we deliver. The opportunity at hand is to serve a larger number of bandwidth-intensive customers across the broader spectrum of Zayo’s Communications Infrastructure product portfolio.”

“We are encouraged by our near-term results while recognizing our fiber and colocation platform, industry consolidation and the fundamental demand for bandwidth is creating an increased opportunity for us,” added Dan Caruso, chairman and CEO at Zayo. “Our commitment to strengthen Zayo’s sales and marketing competency is so that we can capture this enhanced opportunity.”

Given the short amount of time that Morche was with Zayo, little will change in the near-term plans. Max Clauson, a seasoned Zayo executive who had been leading Zayo’s sales efforts over the quarters prior to Morche’s arrival, and who had remained directly engaged with that team over the past month, will continue to have overall responsibility for sales and lead the team as he had been doing previously.